FinTrust Income and Opportunity Fund 485BPOS

Exhibit 99(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the 360 Funds and to the use of our report dated February 10, 2020 on the financial statements and financial highlights of FinTrust Income and Opportunity Fund, a series of shares of beneficial interest in 360 Funds. Such financial statements and financial highlights appear in the November 30, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 27, 2020